EXHIBIT 12.1


                                    Statement of Computation of Ratios of Earnings to Fixed Charges
                                                        (dollars in thousands)


Years ended December 31,                   2002           2001            2000            1999            1998
                                           ----           ----            ----            ----            ----

Net income                               $78,667         $67,558       $54,788         $46,241          $41,304
Fixed charges:
  Interest                                21,466          24,850        29,967          23,367           13,044
  Amortization of fees                     2,070           1,616         1,580           1,106              679
  Interest capitalized                       511             385         1,048           1,644              660
                                       -----------------------------------------------------------------------------

    Fixed charges                         24,047          26,851        32,595          26,117           14,383
                                       -----------------------------------------------------------------------------
Net income before fixed
  charges                                102,203          94,024        86,335          70,714           55,027

Divided by fixed charges                  24,047          26,851        32,595          26,117           14,383
                                       -----------------------------------------------------------------------------

Ratio of earnings to fixed
  charges                                    4.3             3.5           2.6             2.7              3.8
                                       =============================================================================

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                            3.0             2.6           2.0             2.3              3.8
                                       =============================================================================

Preferred stock dividends                  9,713           9,712         9,712           5,229               --
